Exhibit 99.1

ABM REPORTS THIRD QUARTER FISCAL 2022 RESULTS AND UPDATES GUIDANCE FOR FULL YEAR ADJUSTED EPS

•	Generates revenue of $2.0 billion, up 27.1% year-over-year, with 7.4% organic growth
•	Posts net income of $56.8 million and GAAP EPS of $0.85, compared to a net loss of $(13.7) million, or $(0.20) per diluted share last year
•	Records adjusted EBITDA of $125.5 million, up 11% year-over-year
•	Delivers adjusted EPS of $0.94, up 4% year-over-year

NEW YORK, NY - September 9, 2022 - ABM (NYSE: ABM), a leading provider of facility solutions, today announced financial results for the third quarter of fiscal 2022.

Scott Salmirs, ABM’s President and Chief Executive Officer commented, “ABM delivered solid third quarter results highlighted by double-digit growth of both revenue and adjusted EBITDA. This performance reflected the benefit of recent acquisitions, healthy demand for our core janitorial and engineering services, as well as continued strong growth in eMobility. Our teams executed well throughout the quarter, generating an adjusted EBITDA margin of 6.6% despite inflationary pressures, limited labor availability in certain markets, and the expected easing of demand for disinfection-related work orders and EnhancedClean™ services. Our team did a great job in implementing price escalations as necessary and managing operating expenses to partially offset these headwinds.”

Mr. Salmirs continued, “Looking forward, we expect the demand environment will remain constructive, supported by the fundamental need for facility cleaning and maintenance and continued client demand for services that promote healthy buildings, sustainability and energy efficiency. We also expect inflationary pressures will continue into next year. We recently closed our acquisition of RavenVolt, a leader in the rapidly expanding microgrid industry, and we expect strong demand for their comprehensive solutions. We believe RavenVolt is a great addition to our energy solutions business, enabling ABM to more broadly meet our customers’ ever-growing needs for energy efficiency and reliability.”

“ABM has performed well through the first three quarters of the year, and we expect a solid finish to 2022. As a result, we are narrowing our range for adjusted EPS and adjusted EBITDA margin, and now expect adjusted EPS to be in the range of $3.60 to $3.70, with adjusted EBITDA margin of around 6.6%. We remain focused on managing ongoing inflationary costs, including direct labor and staffing expenses.”

Third Quarter Financial and Business Results

For the third quarter of fiscal 2022, the Company reported revenue of $2.0 billion, up 27.1% over the prior year period, comprised of 7.4% organic growth and 19.7% from acquisitions. As anticipated, the Company’s revenue mix reflected a decrease in disinfection-related work orders and EnhancedClean™ business versus the prior year period. Organic revenue growth was led by a 21.3% year-over-year gain in Aviation, driven by recovering consumer and business travel, and by a 9.3% gain in Technical Solutions, powered by strong growth in the Company's e-mobility business. Business & Industry grew 7.1% organically, with B&I’s total revenue growth of 51.4% reflecting a 44.3% impact from acquisitions. Manufacturing & Distribution revenue grew 5.2%, while Education rose modestly from the prior year.

On a GAAP basis, the Company reported net income of $56.8 million, or $0.85 per diluted share compared to a net loss of $(13.7) million, or $(0.20) per diluted share last year. Third quarter of 2022 results were driven by higher Business & Industry segment earnings, and the absence of a $112.9 million litigation reserve taken in the prior year period, partially offset by ELEVATE transformation costs, and lower benefits from prior year insurance adjustments.

Results for the quarter on both a GAAP and adjusted basis reflected increased operating earnings on higher revenue, partially offset by a decrease in the volume of higher-margin virus protection services and work orders, as well as higher direct and indirect costs, primarily for labor.

Adjusted net income for the third quarter of 2022 was $63.2 million, or $0.94 per diluted share, representing increases of 3% and 4%, respectively, over the $61.3 million, or $0.90 per diluted share recorded in the third quarter of fiscal 2021. Adjusted results exclude items impacting comparability. A description of items impacting comparability can be found in the “Reconciliation of Non-GAAP Financial Measures” table.

Adjusted EBITDA for the third quarter grew 11% to $125.5 million compared to $113.5 million in the prior year period. Adjusted EBITDA margin for the quarter was 6.6% versus 7.7% last year, primarily reflecting a change in service mix and cost increases.

Strategic Update

During the third quarter, the Company continued to make progress developing and testing its cloud-based ERP system and workforce management tools as part of its ELEVATE initiative. The Company also launched ABMVantage, our new data-enabled, driver-first Smart Parking platform that integrates with existing infrastructure, enhanced by best-in-class technology and equipment, creating a streamlined open systems concept to fit and grow with the evolving needs of parking garage owners and their customers.

On September 1, 2022, the Company closed on the acquisition of RavenVolt, further delivering on its ELEVATE strategy to grow via acquisitions that expand ABM’s core capabilities. RavenVolt designs and installs customized microgrid solutions, including RavenVolt branded generators and switchgear that deliver modular and redundant power to ensure energy resiliency and reliability. The acquisition of RavenVolt is a natural extension of ABM’s Technical Solutions service offerings and enhances ABM’s position as a market leader in EV infrastructure, power and bundled energy solutions.

Liquidity, Capital Structure & Share Repurchases

The Company ended the quarter with total debt of $1,354.3 million, including $158.8 million in standby letters of credit, resulting in a total leverage ratio, as defined by the Company's credit facility of 2.4x. The Company had available liquidity of approximately $769 million, inclusive of cash and cash equivalents of $63.9 million.

During the third quarter, the Company repurchased 0.7 million shares of its common stock at an average share price of $41.92, for a total cost of $31.2 million. Through the first nine months of the year, the Company repurchased 1.7 million shares for $74.5 million.

Declaration of Quarterly Cash Dividend

The Company announced that the Board of Directors has declared a cash dividend of $0.195 per common share payable on November 7, 2022 to shareholders of record on October 6, 2022. This will be the Company’s 226th consecutive quarterly cash dividend.

Guidance

For full year 2022, the Company has updated its guidance range and now expects GAAP EPS of $3.20 to $3.30, compared to $2.91 to $3.11 previously. This change reflects a combined $0.19 EPS benefit from changes in items impacting comparability and change in adjusted EPS. The Company now expects full year 2022 adjusted EPS to be in range of $3.60 to $3.70, compared to $3.50 to $3.70 previously, and for adjusted EBITDA margin to be approximately 6.6%. The updated guidance for full year 2022 adjusted EPS reflects a $0.05 increase of the mid-point over the Company’s previous forecast.

Conference Call Information

ABM will host its quarterly conference call for all interested parties on Friday, September 9, 2022, at 8:30 AM (ET). The live conference call can be accessed via audio webcast at the “Investors” section of the Company's website, located at www.abm.com, or by dialing (877) 451-6152 (domestic) or (412) 317-6671 (international) approximately 15 minutes prior to the scheduled time.

A supplemental presentation will accompany the webcast on the Company's website.

A replay will be available approximately two hours after the webcast through September 23, 2022, and can be accessed by dialing (844) 512-2921 and then entering ID #13731011.  A replay link of the webcast will also be archived on the ABM website for 90 days.

About ABM

ABM (NYSE: ABM) is one of the world’s largest providers of integrated facility services. A driving force for a cleaner, healthier, and more sustainable world, ABM provides essential services that improve the spaces and places that matter most. From curbside to rooftop, ABM offers a comprehensive array of facility services that includes janitorial, engineering, parking, electrical & lighting, energy solutions, HVAC & mechanical, landscape & turf, and mission critical solutions. ABM delivers these custom facility solutions to properties across a wide range of industries – from commercial office buildings to schools, airports, hospitals, data centers, manufacturing plants and distribution centers, entertainment venues and more. Founded in 1909, ABM serves over 20,000 clients, with annualized revenue exceeding $7 billion and more than 100,000 team members in 350+ offices throughout the United States, United Kingdom and other international locations. For more information, visit www.abm.com.

Cautionary Statement under the Private Securities Litigation Reform Act of 1995

This press release contains both historical and forward-looking statements about ABM Industries Incorporated (“ABM”) and its subsidiaries (collectively referred to as “ABM,” “we,” “us,” “our,” or the “Company”). We make forward-looking statements related to future expectations, estimates and projections that are uncertain, and often contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “plan,” “predict,” “should,” “target,” or other similar words or phrases. These statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and assumptions that are difficult to predict. For us, particular uncertainties that could cause our actual results to be materially different from those expressed in our forward-looking statements include: The COVID-19 pandemic has had and is expected to continue having a negative effect on the global economy, and the United States economy, and it has disrupted and is expected to continue disrupting our operations and our clients’ operations, which may adversely affect our business, results of operations, cash flows, and financial condition; our success depends on our ability to gain profitable business despite competitive market pressures; our business success depends on our ability to attract and retain qualified personnel and senior management and to manage labor costs; investments in and changes to our businesses, operating structure, financial reporting structure, or personnel relating to our ELEVATE strategy, including the implementation of strategic transformations, enhanced business processes, and technology initiatives may not have the desired effects on our financial condition and results of operations; our ability to preserve long-term client relationships is essential to our continued success; our international business involves risks different from those we face in the United States that could have an effect on our results of operations and financial condition; our use of subcontractors or joint venture partners to perform work under customer contracts exposes us to liability and financial risk; acquisitions, divestitures, and other strategic transactions could fail to achieve financial or strategic objectives, disrupt our ongoing business, and adversely impact our results of operations; we may experience difficulties integrating Able Services and may not realize the growth opportunities and cost synergies that are anticipated from the Able acquisition; we manage our insurable risks through a combination of third-party purchased policies and self-insurance, and we retain a substantial portion of the risk associated with expected losses under these programs, which exposes us to volatility associated with those risks, including the possibility that changes in estimates to our ultimate insurance loss reserves could result in material charges against our earnings; our risk management and safety programs may not have the intended effect of reducing our liability for personal injury or property loss; we may experience breaches of, or disruptions to, our information technology systems or those of our third-party providers or clients, or other compromises of our data that could adversely affect our business; unfavorable developments in our class and representative actions and other lawsuits alleging various claims could cause us to incur substantial liabilities; a significant number of our employees are covered by collective bargaining agreements that could expose us to potential liabilities in relation to our participation in multiemployer pension plans, requirements to make contributions to other benefit plans, and the potential for strikes, work slowdowns or similar activities, and union organizing drives; our business may be materially affected by changes to fiscal and tax policies; negative or unexpected tax consequences could adversely affect our results of operations; changes in general economic conditions, such as changes in energy prices, government regulations, or consumer preferences, could reduce the demand for facility services and, as a result, reduce our earnings and adversely affect our financial condition; future increases in the level of our borrowings or in interest rates could affect our results of operations; impairment of goodwill and long-lived assets could have a material adverse effect on our financial condition and results of operations; if we fail to maintain proper and effective internal control over financial reporting in the future, our ability to produce accurate and timely financial statements could be negatively impacted, which could harm our operating results and investor perceptions of our Company and as a result may have a material adverse effect on the value of our common stock; our business may be negatively impacted by adverse weather conditions; catastrophic events, disasters, and terrorist attacks could disrupt our services; actions of activist investors could disrupt our business. For additional information on these and other risks and uncertainties we face, see ABM’s risk factors, as they may be amended from time to time, set forth in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent filings. We urge readers to consider these risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Use of Non-GAAP Financial Information

To supplement ABM’s consolidated financial information, the Company has presented net income and net income per diluted share as adjusted for items impacting comparability for the third quarter and nine months of fiscal years 2022 and 2021. These adjustments have been made with the intent of providing financial measures that give management and investors a better understanding of the underlying operational results and trends as well as ABM’s operational performance. In addition, the Company has presented earnings before interest, taxes, depreciation and amortization, and excluding items impacting comparability (adjusted EBITDA) for the third quarter and nine months of fiscal years 2022 and 2021. Adjusted EBITDA is among the indicators management uses as a basis for planning and forecasting future periods. Adjusted EBITDA margin is defined as adjusted EBITDA divided by revenue excluding management reimbursement. We cannot provide a reconciliation of forward-looking non-GAAP adjusted EBITDA margin measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. The Company has also presented Free Cash Flow which is defined as net cash provided by (used in) operating activities less additions to property, plant and equipment. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for financial statements prepared in accordance with accounting principles generally accepted in the United States of America. (See accompanying financial tables for supplemental financial data and corresponding reconciliations to certain GAAP financial measures.)

We round amounts to millions but calculate all percentages and per-share data from the underlying whole-dollar amounts. As a result, certain amounts may not foot, crossfoot, or recalculate based on reported numbers due to rounding. Unless otherwise noted, all references to years are to our fiscal year, which ends on October 31.

Contact:

Investor Relations:	Paul Goldberg
(212) 297-9721
ir@abm.com

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED INCOME (LOSS) STATEMENT INFORMATION (UNAUDITED)

	Three Months Ended July 31,
(in millions, except per share amounts)	2022	2021	Increase / (Decrease)
Revenues	$1,961.4	$1,543.1	27.1%
Operating expenses	1,696.4	1,288.1	31.7%
Selling, general and administrative expenses(1)	158.6	253.8	(37.5)%
Amortization of intangible assets	17.7	10.6	67.1%
Operating profit (loss)	88.7	(9.4)	NM*
Income from unconsolidated affiliates	0.8	0.5	50.0%
Interest expense	(11.1)	(6.3)	(77.2)%
Income (loss) before income taxes	78.3	(15.2)	NM*
Income tax (provision) benefit	(21.5)	1.5	NM*
Net income (loss)	$56.8	$(13.7)	NM*
Net income (loss) per common share
Basic	$0.85	$(0.20)	NM*
Diluted	0.85	$(0.20)	NM*
Weighted-average common and common equivalent shares outstanding
Basic	66.8	67.5
Diluted(2)	67.2	67.5
Dividends declared per common share	$0.195	$0.190

*Not meaningful (due to variance greater than or equal to +/-100%)
(1) 2021 includes $112.9 million litigation settlement reserve
(2) The dilutive impact of the Company’s PSUs, RSUs and stock options has been excluded from the calculation of diluted (loss) earnings per share for the three months ended July 31, 2021 because their inclusion would have an antidilutive effect on the net loss per share.

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT INFORMATION (UNAUDITED)

	Nine Months Ended July 31,
(in millions, except per share amounts)	2022	2021	Increase / (Decrease)
Revenues	$5,795.5	$4,533.0	27.9%
Operating expenses	5,004.4	3,812.0	31.3%
Selling, general and administrative expenses(1)	468.5	538.3	(13.0)%
Amortization of intangible assets	52.9	32.1	64.8%
Operating profit	269.7	150.6	79.1%
Income from unconsolidated affiliates	1.8	1.4	33.7%
Interest expense	(25.2)	(22.6)	(11.6)%
Income before income taxes	246.3	129.4	90.3%
Income tax provision	(64.8)	(37.4)	(73.0)%
Net income	$181.6	$92.0	97.3%
Net income per common share
Basic	$2.70	$1.37	97.1%
Diluted	2.68	$1.36	97.1%
Weighted-average common and common equivalent shares outstanding
Basic	67.3	67.3
Diluted	67.7	67.8
Dividends declared per common share	$0.585	$0.570

(1) 2021 includes $142.9 million litigation settlement reserve

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW INFORMATION (UNAUDITED)

	Three Months Ended July 31,
(in millions)	2022	2021
Net cash provided by operating activities	$40.7	$87.6
Additions to property, plant and equipment	(18.1)	(8.4)
Other	0.3	0.6
Net cash used in investing activities	$(17.8)	$(7.8)
Taxes withheld from issuance of share-based compensation awards, net	(1.5)	(2.2)
Repurchases of common stock	(31.2)	—
Dividends paid	(12.9)	(12.8)
Deferred financing costs paid	—	(6.4)
Borrowings from credit facility	269.6	30.1
Repayment of borrowings from credit facility	(247.2)	(15.1)
Changes in book cash overdrafts	14.4	(6.4)
Financing of energy savings performance contracts	2.1	3.3
Repayment of finance lease obligations	(0.2)	(0.8)
Net cash used in financing activities	$(7.0)	$(10.2)
Effect of exchange rate changes on cash and cash equivalents	(1.0)	0.2

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW INFORMATION (UNAUDITED)

	Nine Months Ended July 31,
(in millions)	2022	2021
Net cash (used in) provided by operating activities(a)	$(96.7)	$258.8
Additions to property, plant and equipment	(37.7)	(23.3)
Purchase of businesses, net of cash acquired	(56.7)	—
Other	1.1	2.1
Net cash used in investing activities	$(93.3)	$(21.2)
Taxes withheld from issuance of share-based compensation awards, net	(10.7)	(7.8)
Repurchases of common stock	(74.5)	—
Dividends paid	(39.0)	(38.2)
Deferred financing costs paid	—	(6.4)
Borrowings from debt	990.1	32.7
Repayment of borrowings from debt	(684.5)	(97.9)
Changes in book cash overdrafts	5.4	(19.6)
Financing of energy savings performance contracts	8.7	10.8
Repayment of finance lease obligations	(1.2)	(2.3)
Net cash provided by (used in) financing activities	$194.2	$(128.7)
Effect of exchange rate changes on cash and cash equivalents	(3.2)	2.3

(a) Net cash (used in) provided by operating activities for the nine months ended July 31, 2022 was unfavorably impacted by $143.8 million payment made for the Bucio settlement as well as a $66 million payment for deferred payroll taxes under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The nine months ended July 31, 2021 was positively impacted by a deferral of approximately $31 million of payroll taxes under the CARES Act.

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (UNAUDITED)

(in millions)	July 31, 2022	October 31, 2021
ASSETS
Current assets
Cash and cash equivalents	$63.9	$62.8
Trade accounts receivable, net of allowances	1,239.8	1,137.1
Costs incurred in excess of amounts billed	78.7	52.5
Prepaid expenses	90.7	88.7
Other current assets	66.7	60.0
Total current assets	1,539.7	1,401.2
Other investments	14.8	11.8
Property, plant and equipment, net of accumulated depreciation	115.2	111.9
Right-of-use assets	116.6	126.5
Other intangible assets, net of accumulated amortization	381.5	424.8
Goodwill	2,295.0	2,228.9
Other noncurrent assets	144.8	131.2
Total assets	$4,607.6	$4,436.2
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt, net	$181.5	$31.4
Trade accounts payable	299.8	289.4
Accrued compensation	188.5	238.0
Accrued taxes—other than income	125.5	124.9
Insurance claims	172.7	171.4
Income taxes payable	7.2	11.4
Current portion of lease liabilities	30.2	31.8
Other accrued liabilities	268.3	387.4
Total current liabilities	1,273.7	1,285.8
Long-term debt, net	1,009.2	852.8
Long-term lease liabilities	106.5	116.6
Deferred income tax liability, net	64.9	22.5
Noncurrent insurance claims	399.9	413.3
Other noncurrent liabilities	64.4	123.5
Noncurrent income taxes payable	8.9	12.5
Total liabilities	2,927.3	2,827.0
Total stockholders’ equity	1,680.3	1,609.2
Total liabilities and stockholders’ equity	$4,607.6	$4,436.2

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

REVENUES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Three Months Ended July 31,
(in millions)	2022	2021	Increase/ (Decrease)
Revenues
Business & Industry	$1,033.8	$682.9	51.4%
Manufacturing & Distribution	358.1	340.5	5.2%
Education	207.5	207.0	0.3%
Aviation	203.5	167.8	21.3%
Technical Solutions	158.4	145.0	9.3%
Total Revenues	$1,961.4	$1,543.1	27.1%
Operating profit
Business & Industry	$82.4	$71.6	15.0%
Manufacturing & Distribution	38.0	38.7	(1.7)%
Education	14.5	18.0	(19.6)%
Aviation	9.5	10.0	(5.1)%
Technical Solutions	15.4	14.4	7.0%
Government Services	0.1	—	NM*
Corporate(1)	(70.3)	(161.1)	56.4%
Adjustment for income from unconsolidated affiliates, included in Aviation and Technical Solutions	(0.8)	(0.5)	(50.0)%
Adjustment for tax deductions for energy efficient government buildings, included in Technical Solutions	(0.1)	(0.5)	80.3%
Total operating profit	88.7	(9.4)	NM*
Income from unconsolidated affiliates	0.8	0.5	50.0%
Interest expense	(11.1)	(6.3)	(77.2)%
Income (loss) before income taxes	78.3	(15.2)	NM*
Income tax (provision) benefit	(21.5)	1.5	NM*
Net income (loss)	$56.8	$(13.7)	NM*

*Not meaningful (due to variance greater than or equal to +/-100%)

(1) 2021 includes $112.9 million litigation settlement reserve

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

REVENUES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Nine Months Ended July 31,
(in millions)	2022	2021	Increase/ (Decrease)
Revenues
Business & Industry	$3,067.0	$2,046.9	49.8%
Manufacturing & Distribution	1,074.1	1,021.5	5.1%
Education	617.6	627.8	(1.6)%
Aviation	589.7	454.7	29.7%
Technical Solutions	447.2	382.1	17.0%
Total Revenues	$5,795.5	$4,533.0	27.9%
Operating profit
Business & Industry	$242.4	$216.4	12.1%
Manufacturing & Distribution	120.6	118.5	1.8%
Education	38.8	53.4	(27.4)%
Aviation	28.0	18.9	48.7%
Technical Solutions(1)	42.8	30.6	40.0%
Government Services	(0.3)	(0.1)	NM*
Corporate(2)	(200.6)	(284.5)	29.5%
Adjustment for income from unconsolidated affiliates, included in Aviation and Technical Solutions	(1.8)	(1.4)	(33.7)%
Adjustment for tax deductions for energy efficient government buildings, included in Technical Solutions	(0.3)	(1.1)	76.5%
Total operating profit	269.7	150.6	79.1%
Income from unconsolidated affiliates	1.8	1.4	33.7%
Interest expense	(25.2)	(22.6)	(11.6)%
Income before income taxes	246.3	129.4	90.3%
Income tax provision	(64.8)	(37.4)	(73.0)%
Net income	$181.6	$92.0	97.3%

*Not meaningful (due to variance greater than or equal to +/-100%)

(1) 2022 includes a $7.6 million gain on the sale of certain healthcare customer contracts.

(2) 2021 includes $142.9 million litigation settlement reserve

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(in millions, except per share amounts)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2022	2021	2022	2021
Reconciliation of Net Income (Loss) to Adjusted Net Income
Net income (loss)	$56.8	$(13.7)	$181.6	$92.0
Items impacting comparability(a)
Prior year self-insurance adjustment(b)	(8.5)	(26.1)	(37.2)	(37.5)
Legal costs and other settlements(c)	(2.3)	114.9	0.8	151.4
Acquisition and integration related costs(d)	3.2	2.6	12.6	2.6
Transformation initiative costs(e)	16.3	—	44.8	—
Sale of healthcare customer contracts(f)	0.1	—	(7.6)	—
Other(j)	—	9.1	—	9.1
Total items impacting comparability	8.8	100.5	13.5	125.6
Income tax benefit (g)(h)	(2.5)	(25.4)	(7.4)	(32.5)
Items impacting comparability, net of taxes	6.3	75.1	6.1	93.1
Adjusted net income	$63.2	$61.3	$187.7	$185.1

	Three Months Ended July 31,		Nine Months Ended July 31,
	2022	2021	2022	2021
Reconciliation of Net Income (Loss) to Adjusted EBITDA
Net income (loss)	$56.8	$(13.7)	$181.6	$92.0
Items impacting comparability	8.8	100.5	13.5	125.6
Income tax provision	21.5	(1.5)	64.8	37.4
Interest expense	11.1	6.3	25.2	22.6
Depreciation and amortization	27.2	21.9	82.4	66.2
Adjusted EBITDA	$125.5	$113.5	$367.4	$343.8

	Three Months Ended July 31,		Nine Months Ended July 31,
	2022	2021	2022	2021
Revenues Excluding Management Reimbursement
Revenues	$1,961.4	$1,543.1	$5,795.5	$4,533.0
Management reimbursement	(72.8)	(60.9)	(204.1)	$(174.1)
Revenues excluding management reimbursement	$1,888.6	$1,482.3	$5,591.4	$4,358.9

Adjusted EBITDA margin as a % of revenues excluding management reimbursement(i)	6.6%	7.7%	6.6%	7.9%

	Three Months Ended July 31,		Nine Months Ended July 31,
	2022	2021	2022	2021
Reconciliation of Net Income (Loss) per Diluted Share to Adjusted Net Income per Diluted Share
Net income (loss) per diluted share	$0.85	$(0.20)	$2.68	$1.36
Items impacting comparability, net of taxes	0.09	1.10	0.09	1.37
Adjusted net income per diluted share	$0.94	$0.90	$2.77	$2.73
Diluted shares	67.2	67.5	67.7	67.8

	Three Months Ended July 31,		Nine Months Ended July 31,
	2022	2021	2022	2021
Reconciliation of Net Cash Provided by (Used in) Operating Activities to Free Cash Flow
Net cash provided by (used in) operating activities	$40.7	$87.6	$(96.7)	$258.8
Additions to property, plant and equipment	(18.1)	(8.4)	(37.7)	(23.3)
Free Cash Flow	$22.6	$79.2	$(134.5)	$235.5

(a) The Company adjusts income to exclude the impact of certain items that are unusual, non-recurring, or otherwise do not reflect management's views of the underlying operational results and trends of the Company.

(b) Represents the net adjustments to our self-insurance reserve for general liability, workers’ compensation, automobile and medical and dental insurance claims related to prior period accident years. Management believes these prior period reserve changes do not illustrate the performance of the Company’s normal ongoing operations given the current year's insurance expense is estimated by management in conjunction with the Company's outside actuary to take into consideration past history and current costs and regulatory trends. Once the Company develops its best estimate of insurance expense premiums for the year, the Company fully allocates such costs out to the business leaders to hold them accountable for the current year costs within operations. However, since these prior period reserve changes relate to claims that could date back many years, current management has limited ability to influence the ultimate development of the prior year changes. Accordingly, including the prior period reserve changes in the Company's current operational results would not depict how the business is run as the Company holds its management accountable for the current year’s operational performance. The Company believes the exclusion of the self-insurance adjustment from net income is useful to investors by enabling them to better assess our operating performance in the context of current year profitability. For the three and nine months ended July 31, 2022, our self-insurance general liability, workers’ compensation, and automobile and medical and dental insurance claims related to prior period accident years decreased by $8.5 million and $37.2 million respectively. For the three and nine months ended July 31, 2021, the liability decreased by $26.1 million and $37.5 million.

(c) The three and nine months ended July 31, 2021, include a reserve for Bucio litigation of $112.9 million and $142.9 million, respectively.

(d) Represents acquisition and integration related costs primarily associated with Able acquisition.

(e) Represents discrete transformational costs that primarily consists of general and administrative costs for developing technological needs and alternatives, project management, testing, training and data conversion inclusive of internal costs, consulting and professional fees for i) new enterprise resource planning system, ii) client facing technology, iii) workforce management tools and iv) data analytics. These costs are not expected to recur beyond the deployment of these initiatives.

(f) Represents a $7.6 million gain on the sale of certain healthcare customer contracts.

(g) The Company's tax impact is calculated using the federal and state statutory rate of 28.11% for US and 19% for UK for FY 2022 and FY 2021. We calculate tax from the underlying whole-dollar amounts, as a result, certain amounts may not recalculate based on reported numbers due to rounding.

(h) The nine months ended July 31, 2022, includes a tax benefit of $3.6M related to the expiring statute of limitations. The three and nine months ended July 31, 2021, includes a $2.8 million charge from change of tax reserves.

(i) The Company has revised its calculation for adjusted EBITDA margin for all periods presented to exclude parking management reimbursement revenue, which the Company believes provides a clearer understanding of its operating margins. Such revenue and its associated costs, which net out to zero, are both recorded on a gross basis, and generally have no associated margin.

(j)The three and nine months ended July 31, 2021, includes $9.1 million of non-cash impairment charge for previously capitalized internal-use software related to our ERP system implementation as we determined that certain components developed will no longer be incorporated into the new ERP system.

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

2022 GUIDANCE

	Year Ending October 31, 2022
	Low Estimate	High Estimate
Reconciliation of Estimated Net Income per Diluted Share to Estimated Adjusted Net Income per Diluted Share
Net income per diluted share (a)	$3.20	$3.30
Transformation initiative costs (b)	0.66	0.66
Acquisition and integration related costs (c)	0.18	0.18
Other adjustments (d)	(0.44)	(0.44)
Adjusted net income per diluted share (a)	$3.60	$3.70

(a) With the exception of the 2022 Work Opportunity Tax Credits and anticipated excess tax benefits on stock-based awards, this guidance does not include any potential effects associated with certain other discrete tax items and other unrecognized tax benefits.

(b) Represents discrete transformational costs that primarily consists of general and administrative costs for developing technological needs and alternatives, project management, testing, training and data conversion inclusive of internal costs, consulting and professional fees for i) new enterprise resource planning system, ii) client facing technology, iii) workforce management tools and iv) data analytics. These costs are not expected to recur beyond the deployment of these initiatives.

(c) Represents acquisition and integration related costs primarily associated with Able acquisition.

(d) Represents other contingencies that could include legal settlements, adjustments to self-insurance reserves pertaining to prior year's claims, gain on sale of certain assets and other unique items impacting comparability.